Exhibit 99.1

Inquiries should be directed to:
Investor Relations Contact	News Media Contact
Craig Jackson, Assistant Treasurer	phone (937) 224-5940
phone (937) 259-7033	e-mail communications@dplinc.com

DPL Holds 2010 Annual Shareholders Meeting

Three Directors Re-Elected to Board

DAYTON, Ohio, April 28, 2010 – DPL Inc. (NYSE: DPL) held its annual meeting of shareholders in Dayton, Ohio today.  Glenn Harder, DPL chairman of the board, and Paul Barbas, DPL president and chief executive officer, provided an overview of 2009 financial results and operational performance.

In his remarks to shareholders, Harder emphasized that DPL’s focus on core operations kept the company strong in a difficult economy last year. “Despite the challenging economic times and mild weather, the company realized significant benefits from improved plant performance, the recovery of transmission and capacity related costs and reduced interest expense,” said Harder.

CEO Paul Barbas also highlighted DPL’s 2009 operational accomplishments. “With our improved risk profile, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings all upgraded the credit ratings of both DPL and DP&L,” said Barbas. “The bottom line is that the daily efforts of our 1,500-plus employees, coupled with our steady financial performance during these difficult times, translated into additional value for our customers and shareholders.”

At the meeting, shareholders re-elected three directors, as recommended by the board, to a three-year term expiring in 2013:

Robert D. Biggs, retired managing partner, PricewaterhouseCoopers, LLP

Pamela B. Morris, president and chief executive officer, CareSource

Dr. Ned J. Sifferlen, president emeritus, Sinclair Community College

In addition, shareholders ratified KPMG as DPL’s independent public accountant for 2010.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dpandl.com.